Aberdeen Standard Investments ETFs 485APOS

EX-99.A5

ETFS Trust

Certificate of Establishment and

Designation of Series and Share Classes

The undersigned, Secretary of ETFS Trust (the “Trust”), a multi-series Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the following resolutions changing the names of the Trust and its Series as set forth below, were duly adopted by the Board of Trustees of the Trust on September 12, 2018, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Declaration of Trust, and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Approval of Name Change of the Trust

RESOLVED, that the name of the Trust, be, and it hereby is, changed from ETFS Trust to Aberdeen Standard Investments ETFs, such name change to become effective on October 1, 2018, and, it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take all other actions as they deem necessary or appropriate, including the filing of an amendment to the Trust’s Certificate of Trust with the State of Delaware, to effect any actions required by the foregoing resolution.

Approval of Name Change of Each Series of the Trust

RESOLVED, that the name of each Fund set forth below (each, a “Fund”), each a separate series of ETFS Trust, be, and it hereby is, changed as set forth below, such name change to become effective as of October 1, 2018:

Current Fund Name	New Fund Name
ETFS Bloomberg All Commodity Strategy K-1 Free ETF	Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF
ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF	Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF
ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF	Aberdeen Standard Bloomberg Agriculture Commodity Strategy K-1 Free ETF
ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF	Aberdeen Standard Bloomberg Energy Commodity Strategy K-1 Free ETF
ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF	Aberdeen Standard Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF

; and, it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take all other actions as they deem necessary or appropriate to effect any actions required by the foregoing resolution.

EX-99.A5

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 19th day of September 2018.

ETFS Trust

/s/Megan Kennedy
Megan Kennedy
Secretary

_______________________________________________________________________________________________________

Commonwealth of Pennsylvania

County of Philadelphia

Date: September 19, 2018

Before me, Robert W. Hepp, a notary public in Pennsylvania, personally appeared Megan Kennedy, Secretary of the Trust, who acknowledged that she signed this instrument for the purposes therein contained and proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to within the instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or person on whose behalf the individual acted, executed the instrument.

In witness whereof, I have set my hand and official seal.

/s/Robert W. Hepp
Robert W. Hepp
Notary Public